Exhibit 3.62

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ENERGY PLUS HOLDINGS LLC

(the “Company”)

THIS FIRST AMENDMENT (this “First Amendment”) to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 30, 2011, as amended (the “LLC Agreement”), is entered into as of March 1, 2016, by its Sole Member, NRG Retail LLC. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the LLC Agreement.

WHEREAS, on even date herewith, immediately prior to the execution of this First Amendment, the Sole Member and NRG Energy, Inc. (the “Former Member”) entered into that certain Contribution Agreement (the “Agreement”) pursuant to which the Former Member, as the sole member of the Company, distributed 100% of the membership interests of the Company to the Sole Member;

WHEREAS, the LLC Agreement states that the Former Member is the sole member of the Company; and

WHEREAS, the Sole Member desires to amend the LLC Agreement to reflect that it is now the sole Member of the Company and to make certain other updates that are necessary as a result of execution of the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Sole Member amends the LLC Agreement as follows:

1.              Amendments to LLC Agreement. The LLC Agreement is hereby amended as follows:

(a)                                 The recitals to the LLC Agreement are hereby amended by replacing “NRG Energy, Inc.” with “NRG Retail LLC”

(b)                                 Schedule A to the LLC Agreement is deleted in its entirety and replaced with the Schedule A attached hereto.

2.              Compliance with Section 3.1 of the LLC Agreement. The Sole Member agrees to the terms of the LLC Agreement and that its signature below shall be deemed a counterpart to the LLC Agreement, as such counterpart is required pursuant to Section 3.1(c) of the LLC Agreement.

3.              Conflicts: Continuing Effect of Transaction Documents. In the event of any conflict between the terms of this First Amendment and the LLC Agreement, the terms of this First Amendment shall control. Except as otherwise expressly provided herein, the execution, delivery, and performance by the parties hereto of this First Amendment shall not constitute a waiver, permit, consent or approval of any kind or character with respect to the LLC Agreement, as amended hereby.

4.              Entire Agreement. This First Amendment integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

5.              Counterparts. This First Amendment may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement.

6.              Governing Law. This First Amendment shall be governed by, construed, interpreted, and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

7.              Further Assurances. The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this First Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Sole Member of the Company has executed and delivered this amendment as of the date first above written.

NRG RETAIL LLC

By:	/s/ Deborah R. Fry
Name:	Deborah R. Fry
Title:	Assistant Secretary

SCHEDULE A

MEMBERS	UNITS

NRG RETAIL LLC	1,000
1201 Fannin Street
Houston, Texas 77002

TOTAL	1,000